Filed with the Securities and Exchange Commission on November 7, 1997

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.       )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement         [ ]     Confidential, for Use of the Commission Only
[ ]   Definitive Proxy Statement                  (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Additional Materia       [ ]     Soliciting Material Pursuant to Rule 14a-11(c)
                                                  or Rule 14a-12

                          America's Utility Fund, Inc.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]     No fee required.
[ ] Fee computed on a table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:


(4)     Date Filed:

                          AMERICA'S UTILITY FUND, INC.
                              901 East Byrd Street
                            Richmond, Virginia 23219

                                                              November 18, 1997
Dear Stockholder:

                  You are cordially invited to attend a Special Meeting of Stockholders of America's Utility Fund, Inc. (the "Fund") to be held on Monday, December 22, 1997, at 9:00 a.m., Eastern Standard Time, at 901 East Byrd Street, Richmond, Virginia. At the Meeting, stockholders will be asked to approve a new management contract between Mentor Investment Advisors, LLC and the Fund, to become effective upon consummation of the proposed acquisition of Wheat First Butcher Singer, Inc., corporate parent of the Mentor group of companies, by First Union Corporation.

         In addition, stockholders will also be asked to approve a new management contract for the Fund in contemplation of the potential acquisition of an additional interest in Mentor Investment Group, LLC by EVEREN Securities Holdings, Inc. and to ratify the selection of the Fund's auditors.

         Although the Board of Directors of the Fund would like very much to have each stockholder attend the Meeting, it realizes that this is not possible. Whether or not you plan to be present at the Meeting, your vote is needed. Please complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for this purpose.

         We look forward to seeing you at the Meeting or receiving your proxy card so your shares may be voted at the Meeting.
                                                              Sincerely yours,



                                                              Paul F. Costello
                                                              President

STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED
PROXY CARD IN THE ENCLOSED ENVELOPE SO AS TO BE REPRESENTED
AT THE MEETING.

                          AMERICA'S UTILITY FUND, INC.

                      -----------------------------------


                   Notice of Special Meeting of Stockholders

                      -----------------------------------


         A Special Meeting of Stockholders of America's Utility Fund, Inc. (the "Fund") will be held at 901 East Byrd Street, Richmond, Virginia, on Monday, December 22, 1997, at 9:00 a.m., Eastern Standard Time, for the following purposes:

         1. To approve a new management contract between the Fund and Mentor Investment Advisors, LLC, as described in the attached Proxy Statement;

         2. To approve a new management contract between the Fund and Mentor Investment Advisors, LLC in contemplation of the potential acquisition of an additional interest in Mentor Investment Group, LLC by EVEREN Securities Holdings, Inc.;

         3. To ratify the selection of independent auditors by the Board of Directors; and

         4. To consider and act upon such other matters as may properly come before the Meeting.

         Stockholders of record as of the close of business on November 7, 1997 are entitled to notice of and to vote at the Meeting.

                                           By order of the Board of Directors


                                           John M. Ivan
                                           Secretary
Richmond, Virginia
November 18, 1997

                          AMERICA'S UTILITY FUND, INC.
                              901 East Byrd Street
                            Richmond, Virginia 23219


                      -----------------------------------


                                Proxy Statement

                      -----------------------------------




         The enclosed proxy is solicited by the Board of Directors of America's Utility Fund, Inc. (the "Fund") for use at the Special Meeting of Stockholders of the Fund to be held at 901 East Byrd Street, Richmond, Virginia 23219, at 9:00 a.m., Eastern Standard Time, on December 22, 1997, and at any adjournment thereof. Stockholders of record at the close of business on November 7, 1997 (the "Record Date") are entitled to vote at the Meeting or any adjourned session. These proxy materials are first being made available to stockholders on or about November 18, 1997.

         Shares represented by duly executed proxies will be voted in accordance with the specification made. If no specification is made, shares will be voted in accordance with the recommendation of the Board of Directors. You may revoke a proxy at any time before it is exercised by sending or delivering a written revocation to the Secretary of the Fund (which will be effective when it is received by the Secretary), by properly executing a later-dated proxy, or by attending the Meeting, requesting return of your proxy, and voting in person. Copies of the Annual Report of the Fund for the fiscal year ended December 31, 1996 and the Semi-Annual Report of the Fund for the period ended June 30, 1997 may be obtained without charge by calling America's Utility Fund Service Company at 1-800-487-3863 or writing America's Utility Fund Service Company at 901 East Byrd Street, Richmond, Virginia 23219.

I.       APPROVAL OF NEW MANAGEMENT CONTRACT

         On August 20, 1997, Wheat First Butcher Singer, Inc. ("Wheat First") entered into an Agreement and Plan of Merger with First Union Corporation ("First Union"), pursuant to which Wheat First would be merged into First Union. Upon the consummation of the merger (expected to occur as early as December of this year), First Union will become the owner of a majority of the beneficial interest in Mentor Investment Advisors, LLC ("Mentor Advisors"). (In this Proxy Statement this series of transactions is referred to as the "Merger".)

         The Board of Directors is recommending that stockholders of the Fund approve a new management contract between the Fund and Mentor Advisors. The new agreement will replace the existing management contract between the Fund and Mentor Advisors. Your approval of the new contract is being sought because the Merger will result in an "assignment", as defined in the Investment Company Act of 1940, as amended (the "1940 Act), of the existing contract, resulting in its automatic termination.

         The Agreement and Plan of Merger (the "Merger Agreement"). Under the Merger Agreement, Wheat First will be merged into First Union, and will cease to exist as a separate entity. (The surviving entity in the Merger is referred to in this Proxy Statement as "Wheat First Union".)

         Under the terms of the Merger Agreement, First Union will exchange up to 10,267,029 shares of First Union common stock, valued at $471 million, based on First Union's closing stock price of $45.875 on August 15, 1997, for all of the outstanding stock of Wheat First. In addition, First Union has agreed to establish an employee retention pool consisting of approximately 1,700,000 shares of restricted stock of First Union to be granted to certain key employees of Wheat First, which would vest over a three-year period following the Merger, if they remain employed by Wheat First Union during that period. In addition, First Union has entered into employment agreements with the five senior executive officers of Wheat First, which provide for salary, bonus, and continuing payments with a three-year term for four of such executives, and salary, bonus and a termination payment over a one-year term for one such executive.

         Mentor Advisors has informed the Fund that the purpose of the retention pool is principally to provide an incentive to Wheat First employees, including key investment professionals at Mentor Advisors, to continue their association with Wheat First Union. Any person who terminates his or her employment with Wheat First Union before he or she receives all of the shares of restricted stock from the retention pool to which he or she would otherwise be entitled will forfeit any such amount not yet paid.

         The Merger Agreement does not contemplate any changes in the management or operations of Mentor Advisors, including any changes in the personnel managing the Fund or other services or business activities relating to the Fund. Mentor Advisors does not anticipate that the Merger will cause any reduction in the quality of services now provided to the Fund, or have any adverse effect on Mentor Advisors' ability to fulfill its obligations to the Fund.

         First Union. First Union is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Through its network of subsidiaries, First Union provides numerous banking and banking-related services, including retail and commercial banking, retail investment, and capital market services. First Union also provides other financial services including mortgage banking, home equity lending, leasing, insurance, and securities brokerage services. At September 30, 1997, First Union had assets of $144 billion, making it the sixth largest banking company in the United States.

         The existing management contract. Mentor Advisors currently provides investment advisory services to the Fund pursuant to a management contract in effect between the Fund and it (the "Existing Agreement"). Under the Existing Agreement and subject to the general oversight of the Board of Directors, Mentor Advisors manages the Fund in accordance with the stated policies of the Fund. Mentor Advisors makes investment decisions for the Fund and places purchase and sale orders for portfolio transactions. Mentor Advisors bears all its expenses in connection with the performance of its services (except as may be approved from time to time by the Board of Directors) and pays the salaries of all officers and employees who are employed by it and the Fund. Mentor Advisors is located at 901 East Byrd Street, Richmond, Virginia 23219.

         The Fund pays Mentor Advisors a fee, calculated daily and payable monthly, based on average net assets at the following annual rates: 0.75% of the first $5 million, 0.50% of the next $5 million, 0.25 % of the next $90 million, 0.20% of the next $100 million, 0.15% of the next $100 million, and 0.10% of amounts over $300 million. During fiscal year 1996, the Fund paid Mentor Advisors investment advisory fees in the amount of $352,144 (reflecting a reduction of $144,093 due to an expense limitation then in effect).

         The Existing Agreement was approved by stockholders of the Fund in August 1995.

         Administrative fees. The Fund has entered into an administrative services agreement with Mentor Investment Group, LLC ("Mentor Group"), an affiliate of Mentor Advisors, pursuant to which Mentor Group assists the Fund in the preparation of certain reports to stockholders of the Fund, tax returns, and filings with the Securities and Exchange Commission and state Blue Sky authorities, prepares and furnishes reports to the Fund's Board of Directors, and generally assists the Fund's business operations, all subject to the provisions of the Fund's Articles of Incorporation, By-laws and the 1940 Act, and other policies and instructions the Board of Directors may from time to time establish.

         The Fund pays Mentor Group for such services at an annual rate of 0.65% of the Fund's average daily net assets, less the amount of any investment advisory fees paid to Mentor Advisors pursuant to the Existing Agreement. During fiscal year 1996, the Fund paid Mentor Group $617,040 for administrative services. Mentor Group's address is 901 East Byrd Street, Richmond, Virginia 23219.

         The administrative services agreement will terminate by its terms upon consummation of the Merger. The Board of Directors of the Fund has approved a new administrative services agreement with Mentor Group upon substantially identical terms, to become effective upon consummation of the Merger.

         The new management contract. The Existing Agreement will by its terms terminate upon the consummation of the Merger, since the Merger will constitute a change of control of Mentor Advisors for purposes of the 1940 Act. The Board of Directors is recommending that stockholders of the Fund approve a new management contract (the "New Agreement") to be effective immediately upon consummation of the Merger. The New Agreement is identical to the Existing Agreement, other than its effective and termination dates. It contemplates that, subject to the supervision of the Board of Directors of the Fund, Mentor Advisors will manage the Fund's assets in accordance with its investment objectives, policies, and limitations, make investment decisions for the Fund, and place all orders for the purchase and sale of the Fund's investments with broker-dealers.

         The New Agreement provides that it will continue in effect for an initial term of two years from its effective date (which is expected to be the date on which the Merger is consummated) and thereafter only so long as such Agreement is approved at least annually by (i) the vote, cast in person at a meeting called for such purpose, of a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of Mentor Advisors or the Fund and by (ii) the majority vote of either the Board of Directors or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. It is intended that the New Agreement will take effect upon consummation of the Merger, with its continuing effectiveness subject to the receipt of stockholder approval, as described below.

         The New Agreement provides, as do the Existing Agreements, that Mentor Advisors shall not, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard by it of its obligations or duties, be subject to liability to the Fund or the stockholders of the Fund for any act or omission in the course, or connected with, its rendering services thereunder, or for any losses that may be sustained in the purchase, holding, or sale of any security by the Fund.

         The New Agreement may be terminated, without penalty, (i) at any time by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice, or (ii) by Mentor Advisors, upon 60 days' written notice. The New Agreement terminates automatically in the event of its assignment.

         It is possible that stockholders will not have acted on the New Agreement prior to the consummation of the Merger. The Fund and Mentor Advisors have filed with the Securities and Exchange Commission an application for an exemption from relevant provisions of the 1940 Act permitting the Fund to enter into a New Agreement following the consummation of the Merger, even if the Fund's stockholders have not yet approved the Agreement by that time. If the New Agreement is implemented under those circumstances, it will provide that the fees payable by the Fund under the Agreement prior to stockholder approval of the New Agreement will be held in an interest-bearing escrow account to be paid to Mentor Advisors only upon stockholder approval of the New Agreement, or, if stockholders do not approve the New Agreement within the 60 days following consummation of the Merger, to the Fund. A vote to approve the New Agreement will include a vote in favor of this provision and in favor of the release to Mentor Advisors upon receipt of stockholder approval of the New Agreement, of any amounts held in the escrow account.

         General. Investment decisions for the Fund and for the other investment advisory clients of Mentor Advisors and its affiliates are made with a view to achieving its investment objectives. Investment decisions are the product of many factors in addition to basic suitability for the particular client involved. Thus, a particular security may be bought or sold for certain clients even though it could have been bought or sold for other clients at the same time. Likewise, a particular security may be bought for one or more clients when one or more other clients are selling the security. In some instances, one client may sell a particular security to another client. It also sometimes happens that two or more clients simultaneously purchase or sell the same security, in which event each day's transactions in such security are, insofar as possible, averaged as to price and allocated between such clients in a manner which in the opinion of Mentor Advisors is equitable to each and in accordance with the amount being purchased or sold by each. There may be circumstances when purchases or sales of portfolio securities for one or more clients will have an adverse effect on other clients. Mentor Advisors employs professional staffs of portfolio managers who draw upon a variety of resources for research information for the Fund.

         The Fund pays all expenses related to its operation which are not borne by Mentor Advisors, including but not limited to taxes, interest, brokerage fees and commissions, compensation paid under the Fund's shareholder service plan, fees paid to members of the Board of Directors who are not officers, directors, stockholders, or employees of Mentor Advisors, SEC fees and related expenses, state Blue Sky qualification fees, charges of custodians, transfer agents, registrars or other agents, outside auditing, accounting, and legal services, charges for the printing of prospectuses and statements of additional information for regulatory purposes or for distribution to stockholders, certain stockholder report charges, and charges relating to corporate matters.

         It has for many years been a common practice in the investment advisory business for advisers of investment companies and other institutional investors to receive brokerage and research services (as defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) from broker-dealers that execute portfolio transactions for the clients of such advisers and from third parties with which such broker-dealers have arrangements. Consistent with this practice, Mentor Advisors receives brokerage and research services and other similar services from many broker-dealers with which it places the Fund's portfolio transactions and from third parties with which these broker-dealers have arrangements. These services include such matters as general economic and market reviews, industry and company reviews, evaluations of investments, recommendations as to the purchase and sale of investments, newspapers, magazines, pricing services, quotation services, news services, and personal computers utilized by Mentor Advisors' managers and analysts. Where the services referred to above are not used exclusively by Mentor Advisors for research purposes, Mentor Advisors, based upon its own allocation of expected use, bears that portion of the cost of these services which directly relates to its non-research use. Some of these services are of value to Mentor Advisors and its affiliates in advising various of its clients (including the Fund), although not all of these services are necessarily useful and of value in managing the Fund. The investment advisory fee paid by the Fund is not reduced because Mentor Advisors or its affiliates receive these services even though Mentor Advisors might otherwise be required to purchase some of these services for cash.

         Mentor Advisors places all orders for the purchase and sale of portfolio investments for the Fund and buys and sells investments for the Fund through a substantial number of brokers and dealers. Mentor Advisors seeks the best overall terms available for the Fund, except to the extent Mentor Advisors may be permitted to pay higher brokerage commissions as described below. In doing so, Mentor Advisors, having in mind the Fund's best interests, consider all factors they deem relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security or other investment, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker-dealer involved, and the quality of service rendered by the broker-dealer in other transactions. Mentor Advisors may enter into transactions with broker-dealers that furnish it, without cost to it, certain brokerage and research services of value to it and its affiliates in advising the Fund and other clients. In doing so, Mentor Advisors may cause the Fund to pay greater brokerage commissions than it might otherwise pay.

         As permitted by Section 28(e) of the 1934 Act, and by the Existing Agreement, Mentor Advisors may cause the Fund to pay a broker-dealer which provides "brokerage and research services" (as defined in the 1934 Act) to Mentor Advisors an amount of disclosed commission for effecting securities transactions on stock exchanges and other transactions for the Fund on an agency basis in excess of the commission which another broker-dealer would have charged for effecting that transaction. Mentor Advisors' authority to cause the Fund to pay any such greater commissions is also subject to such policies as the Board of

Directors may adopt from time to time. Mentor Advisors does not currently intend to cause the Fund to make such payments.

         Wheat, First Securities, Inc. ("Wheat") and EVEREN Securities, Inc., affiliates of Mentor Advisors, may receive brokerage commissions from the Fund in accordance with certain procedures adopted by the Board of Directors. See "Ownership of Mentor Advisors," below, for a description of the affiliation between EVEREN Securities, Inc. and Mentor Advisors.

         The aggregate amount of commissions paid to Wheat and EVEREN Securities, Inc. by the Fund during fiscal year 1996, and the percentage that such amount represents of the aggregate brokerage commissions paid by the Fund for that year, was $39,946 (38.8%) and $3,360 (3.26%), respectively.

         Distribution. Mentor Distributors, LLC ("Mentor Distributors") serves as principal distributor of the Fund under a distribution agreement between Mentor Distributors and the Fund. Pursuant to the distribution agreement, Mentor Distributors bears the expense of printing any promotional or sales literature used by Mentor Distributors or furnished by Mentor Distributors to dealers in connection with the public offering of the Fund's shares, including expenses of advertising in connection with such public offerings. Mentor Distributors has not undertaken to sell any specified number of shares of the Fund. Mentor Distributors receives no compensation from the Fund for the services it provides under the distribution agreement. Mentor Distributors address is 901 East Byrd Street, Richmond, Virginia 23219.

         Shareholder service agreement. The Fund has entered into a shareholder service agreement (the "Agreement") with Mentor Advisors, pursuant to which Mentor Advisors, by itself or through other financial institutions, provides shareholder support services to the Fund and its stockholders. These services may include, but are not limited to, providing office space and various clerical, supervisory, and computer personnel for the maintenance of shareholder accounts, processing purchase and redemption transactions, and providing assistance to stockholders. In return for providing these services, the Fund pays Mentor Advisors a fee, at the annual rate of 0.25% of the Fund's average daily net assets.

         The Fund paid shareholder services fees to Mentor Advisors of $372,763 during fiscal year 1996. Prior to October 31, 1997, Mentor Advisors paid all amounts received under the Agreement to America's Utility Fund Service Company pursuant to a sub-shareholder services agreement. The sub-shareholder services agreement was terminated on October 31, 1997.

         Ownership of Mentor Advisors. Mentor Group owns 99% of the outstanding shares of Mentor Advisors; Wheat First owns the remaining 1%. Wheat First also owns a 79.8% interest in Mentor Group, which, together with its 1% direct interest in Mentor Advisors, gives Wheat First an 80% economic interest in Mentor Advisors. EVEREN Securities Holdings, Inc. owns the 20.2% of the outstanding shares of Mentor Group not owned by Wheat First and may increase its ownership based principally on the amount of Mentor Group's revenues derived from assets attributable to clients of EVEREN Securities Holdings, Inc. and its affiliates. EVEREN Securities, Inc. is an affiliate of EVEREN Securities Holdings, Inc.

         Wheat First is located at 901 East Byrd Street, Richmond, Virginia 23219 and EVEREN Securities Holdings, Inc. is located at 77 West Wacker Drive, Chicago, Illinois 60601.

         Principal executive officer and directors of Mentor Advisors. The names and principal occupations of the principal executive officer and each director of Mentor Advisors is set forth below:


Name                           Position                    Principal Occupation
----                           --------                    --------------------


Daniel J. Ludeman              Chairman                    Chairman and Chief
                                                           Executive Officer,
                                                           Mentor Investment
                                                           Group, LLC.

Paul F. Costello               Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.

John G. Davenport              Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.

Name                           Position                    Principal Occupation
----                           --------                    --------------------

P. Michael Jones               Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.

R. Preston Nuttall             Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.

Theodore W. Price              Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.

Peter J. Quinn, Jr.            Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.

Karen H. Wimbish               Managing Director           Managing Director,
                                                           Mentor Investment
                                                           Group, LLC.


In addition to their positions with Mentor Advisors, Messrs. Ludeman and Costello are also Director and President, respectively, of the Fund. The address of each of the above named individuals is 901 East Byrd Street, Richmond, Virginia 23219.

         Section 15(f). The Fund has been informed by Mentor Advisors and First Union that they intend to comply with Section 15(f) of the 1940 Act. Section 15(f) provides a non-exclusive "safe harbor" for an investment adviser or any affiliated persons to receive any amount or benefit in connection with a change in control of the investment adviser as long as two conditions are met. First, for a period of three years after the change of control, at least 75% of the Board of Directors of the investment company must not be interested persons of the adviser or the predecessor adviser. Second, an "unfair burden" must not be imposed on the investment company as a result of the transaction or any express or implied terms, conditions, or understandings applicable thereto. The term "unfair burden" is defined in Section 15(f) to include any arrangement during the two-year period after the transaction whereby the investment adviser, or any interested person of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of the investment company (other than bona fide ordinary compensation as principal underwriter for such investment company). The Fund has been advised that none of Mentor Advisors, First Union, and their affiliates, is aware of any express or implied term, condition, arrangement or understanding which would impose an "unfair burden" on the Fund as a result of the Merger. First Union has undertaken to pay all costs and expenses of the Meeting.

         Required vote. Stockholders of the Fund will vote as a single class on the New Agreement. As provided in the 1940 Act, approval of the New Agreement requires the affirmative vote of a "majority of the outstanding voting securities" of the Fund, which for this purpose means the affirmative vote of the lesser of (i) more than 50% of the outstanding shares of the Fund and (ii) 67% or more of the shares of the Fund present at the Meeting if more than 50% of the outstanding shares are present at the Meeting in person or by proxy. If the stockholders of the Fund do not approve the New Agreement, the Board of Directors will take such further action as it may deem to be in the interests of the stockholders of the Fund.

         The Board of Directors unanimously recommends that stockholders of the Fund vote to approve the New Agreement.

II.      APPROVAL OF NEW MANAGEMENT CONTRACT -- ACQUISITION
         OF ADDITIONAL INTEREST IN MENTOR GROUP BY EVEREN
         SECURITIES HOLDINGS, INC.

         EVEREN Securities Holdings, Inc. ("EVEREN") may from time to time in the future acquire an additional interest in Mentor Group. For the reasons stated below, that acquisition might be seen to result in a change of control of Mentor Group, and so to result in the termination of the management contract between the Fund and Mentor Advisors. The Board of Directors is recommending that stockholders approve a new management contract at the Meeting, to take effect upon the occurrence of any such change of control of Mentor Group.

         Possible change of control; need for stockholder approval. Wheat First owns 79.8% of the outstanding interest in Mentor Group. EVEREN owns the remaining 20.2%. EVEREN acquired its interest in Mentor Group in connection with Mentor Group's organization in 1996. Wheat First also owns a 1% interest in Mentor Advisors, which, together with Wheat First's 79.8% interest in Mentor Group, gives Wheat First an 80% economic interest in Mentor Advisors.

         By agreement between Wheat First and EVEREN, EVEREN has the right to acquire from Wheat First an additional interest in Mentor Group. (That transaction is referred to herein as the "Final Acquisition".) The amount of that interest will be calculated based on the amount of Mentor Group's revenues attributable to EVEREN during the period immediately prior to the Final Acquisition. The amount of EVEREN's interest in Mentor Group may not, however, exceed 50%. The Final Acquisition would occur not later than March 31, 1999.

         It is also possible, in light of the continuing relationship between Wheat First and EVEREN and EVEREN's success to date in the distribution of the Fund's shares, that EVEREN will, by agreement with Wheat First, receive an additional interest in Mentor Group prior to the Final Acquisition.

         If, as a result of any acquisition of additional interest in Mentor Group, EVEREN's interest in Mentor Group exceeds 25%, the acquisition may be deemed to result in a "change of control" of Mentor Group, and, as a result, of Mentor Advisors. Any such change of control would, in turn, result in an "assignment", as defined in the 1940 Act, of the management contract in effect at the time between the Fund and Mentor Advisors, resulting in its automatic termination.

         The Board of Directors is recommending that stockholders of the Fund approve new management contract between the Fund and Mentor Advisors. The new management contract would be substantially identical to the Existing Agreement and to the New Agreement, except as to its effective and termination dates.

         Management of Mentor Group. Mentor Group is a limited liability company organized under the laws of the Commonwealth of Virginia. It is managed by a Management Committee consisting of members nominated by Wheat First and members nominated by EVEREN. Under the Operating Agreement pursuant to which Mentor Group was organized, Wheat First currently is entitled to nominate a majority of the members of the Management Committee, and, so long as EVEREN's interest remains below 45%, will continue to have that right.

         The Operating Agreement provides that the Management Committee acts by the vote of a majority of the members of the Committee. It also provides that, at any time when EVEREN owns 40% or more of the outstanding shares of Mentor Group, then the Management Committee may only vote to admit any additional member to Mentor Group, or to merge or consolidate with any corporation or other entity, or sell, lease, transfer, distribute, or otherwise dispose of all or substantially all of its assets, with the vote of a majority of the members of the Committee nominated by Wheat and the vote of a majority of the members of the Committee nominated by EVEREN.

         The effect of a possible change of control of Mentor Group. At any time when EVEREN's interest in Mentor Group is less than 45%, it will be entitled to nominate only a minority of the members of the Management Committee; Wheat First's nominees to the Management Committee would continue to constitute a majority of its members. Accordingly, Mentor Advisors has advised the Board of Directors that it does not expect that EVEREN's holding any interest less than 45% would result in any material change in the management or control of Mentor Group. Mentor Advisors has also advised the Board of Directors that EVEREN's owning additional interest in Mentor Group would not reduce the quality of services now provided the Fund, or have any effect on Mentor Advisors' ability to fulfill its obligations to the Fund under the management contract. In any event, no new investment advisory would be implemented unless the Board of Directors, including a majority of the disinterested Directors, had approved the agreement, under the specific facts and circumstances then prevailing.

         Stockholders are not being asked to vote on any management contract to be implemented following an acquisition by EVEREN of an interest in Mentor Group if, after the acquisition, EVEREN would be permitted to nominate a number of members of the Management Committee equal to the number Wheat First is permitted to nominate.

         EVEREN Securities Holdings, Inc. EVEREN is a wholly owned subsidiary of EVEREN Capital Corporation. EVEREN Capital Corporation, through its subsidiaries, is a full-service securities brokerage firm that provides a broad range of investment services and products primarily to individuals and also to institutions, corporations, and municipalities. It also engages in capital markets, asset management, and clearing activities. At December 31, 1996, EVEREN Capital Corporation, through its subsidiaries, held over

$40 billion of customer assets in approximately 500,000 client accounts.

         EVEREN Capital Corporation is a public company whose common stock is traded on the New York Stock Exchange. The EVEREN Capital Corporation 401(k) and Employee Stock Ownership Plan ("KSOP") owns approximately 62% of EVEREN Capital Corporation. EVEREN Capital Corporation's employees and directors, through the KSOP and otherwise, own in excess of 70% of the outstanding common stock of EVEREN Capital Corporation.

         Required vote. Stockholders of the Fund will vote as a single class on the new management contract. As provided in the 1940 Act, approval of the new management contract requires the affirmative vote of a "majority of the outstanding voting securities" of the Fund, which for this purpose means the affirmative vote of the lesser of (i) more than 50% of the outstanding shares of the Fund and (ii) 67% or more of the shares of the Fund present at the Meeting if more than 50% of the outstanding shares are present at the Meeting in person or by proxy. If the stockholders of the Fund do not approve the new management contract, the Board of Directors will take such further action as it may deem to be in the interests of the stockholders of the Fund.

         The Board of Directors unanimously recommends that stockholders of the Fund vote to approve the new management contract.

III. SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors, including the Directors who are not interested persons of the Fund, has selected KPMG Peat Marwick LLP ("KPMG") as independent auditors for the Fund for the fiscal year ending December 31, 1997. KPMG was selected primarily on the basis of its expertise as auditors of investment companies, the quality of its audit services, and the competitiveness of the fees charged for these services. A representative of KPMG will be present at the Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

         The Board of Directors' policy regarding engaging independent accountants' services is that management may engage the Fund's independent auditors to perform any services normally provided by independent accounting firms, provided that any such services meet any and all of the independence requirements of the American Institute of Certified Public Accountants and the Securities and Exchange Commission.

         Required vote. The affirmative vote of a majority of the votes cast at the meeting, if a quorum is present, is required to ratify the Board of Directors' selection of independent auditors. Shares of the Fund shall vote together as a single class.

         The Board of Directors unanimously recommends that you vote "FOR" this proposal.


                                         IV. MISCELLANEOUS

         Ownership of shares. As of the Record Date, the Fund had shares outstanding . Each share is entitled to one vote, with fractional shares voting proportionally. To the Fund's knowledge, as of the Record Date, no person owned beneficially more than 5% of the outstanding shares of the Fund.

None of the Directors owns beneficially any shares of the Fund except for
Mr.      , who owns  shares, and Mr.        who owns      shares.
These holdings, individually or in the aggregate, represent less than 1% of the outstanding shares of the Fund.

         Other business. The Board of Directors knows of no other business to be brought before the Meeting. However, if any other matters properly come before the Meeting, it is the Board of Directors' intention that proxies which do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named in the enclosed form of proxy.

         Solicitation of proxies. The costs of solicitation of proxies will be borne by First Union. Solicitation of proxies by personal interview, mail, telephone, and telegraph may be made by officers and Directors of the Fund (who will receive no compensation therefor in addition to their regular salaries). In
addition, the firm of            , Inc. has been retained by Mentor Group
to assist in the solicitation of proxies at a cost to First Union which is not
expected to exceed $          .

         The Fund may also arrange to have votes recorded by telephone. The telephone voting procedure is designated to authenticate stockholders' identities, to allow stockholders to authorize the voting of their shares in accordance with their instructions, and to confirm that their instructions have been properly recorded. The Fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the Meeting. The Fund is unaware of any such challenge at this time. Stockholders would be called at the phone number the Fund (or a stockholder's financial institution) has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The stockholders would then be given an opportunity to authorize proxies to vote their shares at the Meeting in accordance with their instructions. To ensure that the stockholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

         Quorum. The Articles of Incorporation of the Fund provide that one-third of the shares entitled to vote on a matter shall constitute a quorum for the transaction of business on that matter at a meeting. However, approval of any new management contract will require the presence of a greater percentage of the Fund's shares at the Meeting in person or by proxy.

         Adjournment. In the event that sufficient votes in favor of any of the proposals set forth in the Notice of Special Meeting are not received by the time scheduled for the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting with respect to those proposals for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to those proposals. In addition, if, in the judgment of the persons named as proxies, subsequent developments make it advisable to defer action on one or more proposals, but not all proposals, the persons named as proxies may propose one or more adjournments of the Meeting with respect to those proposals for a reasonable time in order to defer action on such proposals as they deem advisable. Any such adjournments will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Meeting to be adjourned, as required by the Fund's Articles of Incorporation and By-laws. The persons named as proxies will vote in favor of such adjournment with respect to a proposal those proxies which they are entitled to vote in favor of the proposal. They will vote against any such adjournment those proxies which have been instructed to vote against such proposal, and they will vote to abstain any such proxies which they are required to abstain from voting on such proposal. The costs of any such additional solicitation and of any adjourned session will be borne by Mentor Advisors. Any proposals for which sufficient favorable votes have been received by the time of the Meeting may be acted upon and considered final regardless of whether the Meeting is adjourned to permit additional solicitation with respect to any other proposal.

         Tabulation of votes. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Fund to act as tellers for the Meeting. The tellers will count the total number of votes cast "for" approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast. The tellers will count shares represented by proxies that withhold authority to vote or that reflect abstentions or "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the effect of negative votes on the proposal to approve any new management contract.

         Date for receipt of stockholders' proposals for subsequent meetings of stockholders. The Fund's By-laws do not provide for annual meetings of stockholders, and the Fund does not currently intend to hold such a meeting in 1998. Stockholder proposals for inclusion in the Fund's proxy statement for any subsequent meeting must be received by the Fund a reasonable period of time prior to any such meeting.

                                                                 Exhibit A


                          AMERICA'S UTILITY FUND, INC.

                              MANAGEMENT CONTRACT

         This Management Contract dated as of       ,1997 between AMERICA'S
UTILITY FUND, INC., a Maryland corporation (the "Fund"), and MENTOR INVESTMENT ADVISORS, LLC, a Virginia limited liability company (the "Manager")

         WITNESSETH:

         That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.  SERVICES TO BE RENDERED BY THE MANAGER TO THE FUND.

         (a) The Manager, at its expense, will furnish continuously an investment program for the Fund, will determine what investments shall be purchased, held, sold, or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund's investments. In the performance of its duties, the Manager will comply with the provisions of the Articles of Incorporation and By-Laws of the Fund and the Fund's stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Board of Directors may from time to time determine.

         (b) The Manager, at its expense, will furnish (i) all necessary investment and related management facilities, including, salaries of personnel, required for it to execute its duties faithfully, (ii) suitable office space for the Fund, and (iii) such facilities, including bookkeeping, clerical personnel, and equipment as may be necessary for the efficient performance by the Manager of its obligations. The Manager will pay the compensation of such of its directors, officers, and employees as may duly be elected Directors or officers of the Fund.

         (c) The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for the Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager shall give primary consideration to securing for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In doing so, the Manager, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board of Directors of the Fund may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

         (d) The Fund hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(2)(iv).

         (e) The Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Section 1.

2.  OTHER AGREEMENTS, ETC.

         It is understood that any of the shareholders, Directors, officers, and employees of the Fund may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.

3.  COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

         As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, the Fund shall pay the Manager, promptly (but in any event within three business days) after the last day of each calendar month, a fee, calculated daily, at an annual rate as follows: for the first $5 million of assets under management, 0.75% of the average daily net assets in the Fund; for the next $5 million under management, .50% of the average daily net assets in the Fund; for the next $90 million under management, .25% of the average daily net assets in the

Fund; for the next $100 million under management, .20% of the average daily net assets in the Fund; for the next $100 million under management, .15% of the average daily net assets in the Fund; and for any amounts over $300 million under management, .10% of the average daily net assets in the Fund.

         If this Agreement is terminated as of any date not the last day of a calendar month, the fee payable to the Manager shall be paid promptly (but in any event within three business days) after such date of termination.

         The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

3.  ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS
CONTRACT.

         This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment be approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of the Fund or of the Manager.

4.  EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

         This Contract shall become effective upon its execution and shall remain in full force and effect for two years from the date hereof, and is renewable annually thereafter by specific approval of the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. Any such renewal shall be approved by the vote of a majority of the Directors who are not interested persons under the Investment Company Act of 1940, as amended, cast in person at a meeting called for the purpose of voting on such renewal. This Contract may be terminated without penalty at any time by the Fund or the Manager upon 60 days written notice. The termination of this Contract shall not affect any obligation or liability on the Fund's part for any transaction entered into or obligation incurred on the Fund's behalf prior to such termination.

         Termination of this Contract pursuant to this Section 4 will be without the payment of any penalty.

5.  CERTAIN DEFINITIONS.

         For the purposes of this Contract, the "vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of this Contract, the terms "interested person" and "assignment" shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "approval by a majority of the outstanding voting securities of the Fund" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

6.  NON-LIABILITY OF MANAGER.

         In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

         IN WITNESS WHEREOF, AMERICA'S UTILITY FUND, INC. and MENTOR INVESTMENT ADVISORS, LLC, have each caused this instrument to be signed in duplicate in its behalf by its President or Vice President thereunto duly authorized, all as of the day and year first above written. This document is executed by each of the parties hereto under seal. This Agreement shall be governed and construed in accordance with the laws (other than conflict of laws rules) of The Commonwealth of Virginia.

                          AMERICA'S UTILITY FUND, INC.


                                             By:
                                                ------------------------

                                             MENTOR INVESTMENT ADVISORS, LLC


                                             By:
                                                ------------------------

                          AMERICA'S UTILITY FUND, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 22, 1997

The undersigned hereby appoints Daniel J. Ludeman, Paul F. Costello, and Peter
J. Quinn, Jr., and each of them separately, proxies, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, at the Special Meeting of Stockholders of the America's Utility Fund, Inc. (the "Fund"), on December 22, 1997 at 9:00 a.m., Eastern Standard Time, and at any adjournments thereof, all of the shares of the Fund which the undersigned would be entitled to vote if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3. The Board of Directors recommends a vote FOR each proposal.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [ ]        KEEP THIS PORTION FOR YOUR RECORDS
                                                                       DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED AMERICA'S UTILITY FUND, INC.



                                                                                    FOR    AGAINST    ABSTAIN
1.       Proposal to approve new management contract for the Fund to                [ ]      [ ]        [ ]
         take effect upon the merger of Wheaton First Butcher Singer, Inc. with
         First Union Corporation.

2.       Proposal to approve new management contract for the Fund to                [ ]      [ ]        [ ]
         take effect upon the acquisition of additional interest in Mentor
         Investment Group, LLC by EVEREN Securities Holdings, Inc.

3.       Proposal to ratify the selection of KPMG Peat Marwick LLP as the           [ ]      [ ]        [ ]
         independent auditor of the Fund



Please sign your name exactly as it appears on this card. If you are a joint owner, each owner should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.



----------------------------------         -------------------
Signature [PLEASE SIGN WITHIN BOX]         Date


---------------------------------          -------------------
     Signature (Joint Owners)              Date